Exhibit 10.5

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
March 24, 2023
among
ETSY, INC.,
The other Loan Parties Party Hereto,
The Lenders Party Hereto,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
____________
JPMORGAN CHASE BANK, N.A.,
as Sole Lead Arranger
JPMORGAN CHASE BANK, N.A., CITIBANK, N.A. and GOLDMAN SACHS BANK USA,
as Joint Bookrunners

TABLE OF CONTENTS
i

SCHEDULES:
Commitment Schedule
Schedule 3.12    —    Capitalization and Subsidiaries
Schedule 5.09    —    Post-Closing Deliverables
Schedule 6.01    —    Existing Indebtedness
Schedule 6.02    —    Existing Liens
Schedule 6.04    —    Existing Investments
Schedule 6.08    —    Transactions with Affiliates
Schedule 6.09    —    Restrictive Agreements
EXHIBITS:
Exhibit A    —    Form of Assignment and Assumption
Exhibit B    —    Form of Compliance Certificate
Exhibit C    —    Joinder Agreement
Exhibit D    —    Form of Solvency Certificate
Exhibit E - 1    —    U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 2    —    U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 3    —    U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E - 4    —    U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F    —    Form of Borrowing Request
Exhibit G    —    Form of Notice of Continuation/Conversion
Exhibit H    —    Form of Swingline Request
Exhibit I    —    Form of Promissory Note

THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 24, 2023 (as it may be amended, restated, amended and restated, supplemented, and/or otherwise modified from time to time, this “Agreement”), among ETSY, INC., as the Borrower, the other Loan Parties party hereto from time to time, the Lenders party hereto from time to time, the Issuing Banks party hereto from time to time, and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.
RECITALS
A.Reference is made to that certain Credit Agreement, dated as of February 25, 2019 (as amended, restated, amended and restated, modified or supplemented from time to time through the date hereof, the “Original Credit Agreement”), by and among the Borrower, lenders party thereto from time to time, Citi, as the administrative agent, the other Loan Parties party thereto from time to time and the issuing banks party thereto from time to time.
B.The Lenders have agreed to amend and restate the Original Credit Agreement subject to the terms and conditions of this Agreement.
C.As of the Effective Date, (i) Citi has resigned as Administrative Agent and Swingline Lender under the Original Credit Agreement and the other Loan Documents and (ii) (A) JPMorgan has accepted appointment as the successor to Citi as Administrative Agent and the Swingline Lender and (B) the Borrower, the other Loan Parties and the Lenders have consented to such appointment.
D.In consideration of the foregoing and the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Accounting Firm” means PricewaterhouseCoopers LLP, or any other independent registered public accounting firm of nationally recognized standing.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided, that the Borrower or the applicable Subsidiary of the Borrower is the surviving entity.
“Additional Lender” has the meaning assigned to such term in Section 2.22(a)(ii).
“Adjusted Covenant Period” has the meaning assigned to such term in Section 6.11.

“Adjusted Daily Simple SOFR” means an interest rate per annum equal to (a) the Daily Simple SOFR, plus (b) 0.10%; provided, that if the Adjusted Daily Simple SOFR rate as so determined would be less than the than zero, it shall be deemed to be zero for purposes of this Agreement.
“Adjusted Term SOFR Rate” means, for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided, that if the Adjusted Term SOFR Rate is less than zero, it shall be deemed to be zero for purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates) as successor to Citi in such capacity, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Agent Parties” has the meaning assigned to such term in Section 9.01(d)(ii).
“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.
“Agreed Currencies” means, Dollars and any additional currencies determined after the Effective Date by mutual agreement of the Borrower, Lenders and Administrative Agent; provided that each such currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into Dollars.
“Agreement” has the meaning assigned to such term in the introductory paragraph.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided, that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1%, it shall be deemed to be 1% for purposes of this Agreement.

“Alternate Currency” means, in the case of Letters of Credit only, Australian Dollars, Brazilian Real, Canadian Dollars, Euros, Indian Rupees, Mexican Pesos, Pounds Sterling and such other foreign currencies as approved by the applicable Issuing Bank.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to (a) bribery and/or corruption and (b) terrorism financing and/or money laundering.
“Applicable Percentage” means, with respect to any Lender, (a) with respect to Loans and LC Exposure, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitment of all Lenders (if the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Credit Exposure at that time); provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation, and (b) with respect to the Aggregate Credit Exposure, a percentage based upon its share of the Aggregate Credit Exposure and the unused Commitments; provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Term Benchmark Loan, or with respect to the commitment fees or letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for Term Benchmark Loans”, “Applicable Rate for ABR Loans” or “Commitment Fee Rate”, as the case may be, based upon the Borrower’s Senior Secured Net Leverage Ratio as of the most recent determination date; provided, that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s first fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Level I:

Level	Senior Secured Net Leverage Ratio	Applicable Rate for Term Benchmark Loans	Applicable Rate for ABR Loans	Commitment Fee Rate
Level I	< 1.00 to 1.00	1.50%	0.50%	0.20%
Level II	≥ 1.00 to 1.00 but < 1.50 to 1.00	1.75%	0.75%	0.25%
Level III	≥ 1.50 to 1.00 but ≤ 2.00 to 1.00	2.00%	1.00%	0.30%
Level IV	> 2.00 to 1.00	2.25%	1.25%	0.35%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower based upon the Borrower’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (b) each change in the Applicable Rate resulting from a change in the Senior Secured Net Leverage Ratio shall be effective three (3) Business Days after the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, that the Senior Secured Net Leverage Ratio shall be deemed to be in Level IV for the period commencing three (3) Business Days after the Borrower fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, and ending on the date which is three (3) Business Days after such statements or certificates are actually delivered.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Australian Dollars” and “AUD” means the lawful currency of Australia.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Available Commitment” means, at any time, the aggregate Commitments of all Lenders then in effect minus the Aggregate Credit Exposure at such time.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Banking Services” means each and any of the following bank, payment and treasury services provided to any Loan Party or any Subsidiary: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards) or for corporate purposes, (b) stored value cards, (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions and other payment processing services, return items, overdrafts and interstate depository network services), (d) documentary services and foreign currency exchange services and (e) any arrangement or services similar to, or for the purpose of effectuating, any of the foregoing.
“Banking Services Obligations” means any and all obligations of the Loan Parties or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services provided by any Lender or an Affiliate of a Lender, but excluding any Swap Agreement Obligations.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benchmark” means, initially, the Term SOFR Rate; provided, that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a) the Adjusted Daily Simple SOFR;
(b) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Revolving Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(a)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(a)     a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Owner” means, with respect to any U.S. Federal withholding Tax, the beneficial owner, for U.S. Federal income tax purposes, to whom such Tax relates.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Billing Statement” has the meaning assigned to such term in Section 2.18(g).
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Etsy, Inc., a Delaware corporation.
“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Brazilian Real” refers to the lawful money of the Federative Republic of Brazil.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, in addition to the foregoing, a Business Day shall be in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.
“Canadian Dollars” or “CAD $” refers to the lawful money of Canada.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, it being understood that, with respect to the Borrower and its Subsidiaries, provided, that for all purposes hereunder, any obligations of such Person that would have been treated as operating leases in accordance with Accounting Standards Codification 840 (regardless of whether or not then in effect) shall be treated as operating leases for purposes of all financial definitions, calculations and covenants, without giving effect to Accounting Standards Codification 842 requiring operating leases to be recharacterized or treated as capital leases.
“Cash Equivalents” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)     investments in commercial paper maturing within one (1) year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one (1) year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500 million;

(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5 billion;

(f)    marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s; and

(g)    investments made by the Borrower or its Subsidiaries substantially consistent with the Borrower’s investment guidelines as in effect as of the Effective Date.
“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed by directors so nominated or (c) the occurrence of any “change of control” or similar event with respect to (i) any Convertible Debt and/or (ii) any Material Indebtedness.
“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to such term in Section 9.17.
“Citi” means Citibank, N.A., a national banking association, in its individual capacity, and its successors.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” has the meaning given to “Collateral” in the Security Agreement.
“Collateral Documents” means, collectively, the Security Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.
“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 or 2.22 and (b) assignments by or to such Lender pursuant to Section 9.04. The initial amount of each

Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is $400 million.
“Commitment Date” has the meaning assigned to such term in Section 2.22(a)(i).
“Commitment Increase” has the meaning assigned to such term in Section 2.22(a).
“Commitment Schedule” means the Schedule attached hereto identified as such.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to such term in Section 9.01(d).
“Consolidated Total Assets” means, as of the date of any determination thereof and respect to any proposed transaction, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of the end of the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent (but determined on a pro forma basis for any Material Acquisitions or dispositions of lines of business subsequent thereto, including in connection with such transaction).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Debt” means debt securities or other Indebtedness, the terms of which provide for conversion into, or exchange for, Equity Interests (other than Disqualified Equity Interests) of the Borrower, cash in lieu thereof or a combination of Equity Interests and cash in lieu thereof.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans (including any Swingline Loans) and its LC Exposure at such time.
“Credit Party” means the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Day prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event, or (e) has become (or whose direct or indirect parent company has become) subject to a Bail-In Action.
“Deferred Acquisition Consideration” means any purchase price adjustments, royalty, earn-out, milestone payments, contingent or other deferred payment payments of a similar nature (including any non-compete payments and consulting payments) made in connection with any Permitted Acquisition or other acquisition permitted under this Agreement.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests that would not constitute Disqualified Equity Interest), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests that would not constitute Disqualified Equity Interest), in whole or in part, or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date applicable at the time of issuance thereof, except, in the case of clauses (i) and (ii), if as a result of a change of control, fundamental change or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control, fundamental change or asset sale event are subject to the prior expiration or termination of the Commitments, the payment in full of the principal of and interest on each Loan and all fees payable hereunder.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in an Alternate Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot

Rate (determined in respect of the most recent Revaluation Date or other relevant date of determination) for the purchase of Dollars with such other currency.
“Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary of any Borrower organized under the laws of any state of the United States of America or the District of Columbia or any entity disregarded for U.S. tax purposes wholly owned by the Borrower or a Domestic Subsidiary.
“EBITDA” means, for any period, the sum of:
(a)    Net Income for such period; plus
(b)    without duplication and to the extent deducted in determining Net Income for such period, the sum of:

(i)    Interest Expense for such period;

(ii)    federal, state, local and foreign income tax expense for such period;

(iii)    all amounts attributable to depreciation and amortization expense for such period;

(iv)    amortization of intangibles (including, but not limited to, goodwill) for such period;

(v)    any non-cash charges, expenses or losses for such period, including non-cash compensation expenses, including as a result of any grant of equity or options to employees, officers, directors or contractors;

(vi)    costs and expenses incurred on or prior to the Effective Date with respect to the Transactions;

(vii)    expenses, charges and losses incurred in such period and which are reimbursed in cash during such period by Persons (other than the Borrower and its Subsidiaries) so long as such payments were not added in determining Net Income for such period;

(viii)    fees, costs and expenses directly incurred during such period in connection with any of the following which are attempted, whether or not consummated: (A) any Permitted Acquisition and any related debt or equity offering undertaken in connection therewith (in respect of which all or substantially all of the proceeds are intended to be used to pay the cash consideration for such Permitted Acquisition), or the issuance of any Equity Interests (B) any Investments permitted under this Agreement, (C) the incurrence of any Indebtedness not prohibited under this Agreement or (D) the extension, amendment or refinancing of any Indebtedness;

(ix)    non-cash purchase accounting adjustments made during such period;

(x)    all proceeds of business interruption insurance received during such period;

(xi)    unrealized losses on financial derivatives recognized in such period in accordance with SFAS No. 133;

(xii)     any write-off or amortization made in such period of deferred financing costs or any write-down of assets or asset value carried on the balance sheet of the Borrower or any of its Subsidiaries;

(xiii)    foreign currency translation losses;

(xiv)    any restructuring charges incurred during such period (determined in accordance with GAAP);

(xv)    any other non-cash charges (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period); and

(xvi)    the amount of any expected cost savings and synergies (collectively, “Expected Cost Savings”) (net of actual amounts realized) that are reasonably identifiable, factually supportable and projected in the good faith determination of the Borrower related to any acquisition, disposition, restructuring or cost savings initiative; provided, that (A) such Expected Cost Savings are expected by the Borrower in good faith to be realized within 12 months of the consummation of the event giving rise thereto and (B) the aggregate amount of Expected Cost Savings shall not exceed 15% of EBITDA for the relevant period (calculated prior to giving effect to such add-back); minus

(c)    without duplication and to the extent included in Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (b)(xv) taken in a prior period and (ii) any gains and any non-cash items of income for such period and (iii) foreign currency translation gains;
all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any sale, transfer, or disposition of property, EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such sale, transfer, or disposition, as applicable, for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any of its Subsidiaries shall have made a Permitted Acquisition that (x) constitutes a Material Acquisition or (y) the EBITDA attributable to such Permitted Acquisition or assets in connection therewith for the most recently ended Reference Period is less than zero, in each case, EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Permitted Acquisition occurred on the first day of such Reference Period. For purposes of giving pro forma effect to any Acquisition, the Borrower may exclude the impact of marking deferred revenue to fair market value.
“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means March 24, 2023.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Banks and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.
“Eligible Assignee” means a Person which is not an Ineligible Institution.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated, or entered into by any Governmental Authority, relating in any way to the protection of the environment, the preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to employee health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any Indebtedness convertible for, or exchangeable into, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to make any “minimum required contribution” (as defined in Section 430(a) of the Code) with respect to any Plan, at the time and in the amount provided for in Section 430 of the Code; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than a standard termination to which Section 4041(b) of ERISA applies); (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans in a distress termination described in Section 4041(c) of ERISA or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being a resident of, being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Note, Letter of Credit, Commitment or other Loan Document pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Note, Letter of Credit, Commitment or other Loan Document (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Note, Letter of Credit, Commitment or other Loan Document or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any withholding Taxes imposed under FATCA.

“Existing Obligations” has the meaning assigned to such term in Section 9.20.
“Extended Commitment” means the Commitments, the maturity of which shall have been extended pursuant to Section 2.24.
“Extended Loans” means any Loans made pursuant to the Extended Commitments.
“Extension” has the meaning assigned to such term in Section 2.24(a).
“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and Borrower, be in the form of an amendment and restatement of this Agreement) among the Loan Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 2.24, the Issuing Bank implementing an Extension in accordance with Section 2.24.
“Extension Offer” has the meaning assigned to such term in Section 2.24(a).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of such sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement or pursuant to any treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided, that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Fee Letter” means that certain Fee Letter, dated as of March 3, 2023, by and among the Borrower, the Lead Arranger and the Administrative Agent, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Financial Covenant” means the covenant set forth in Section 6.11.
“Financial Officer” means the chief financial officer, president, principal accounting officer, treasurer, controller or officer of equivalent duties of the Borrower.
“Foreign Lender” means any Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code.
“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Foreign Subsidiary Holding Company” means any Subsidiary that owns no material assets (directly or indirectly) other than capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of, or such capital stock and obligations owed or treated as owed by, (i) one or more Foreign Subsidiaries that are CFCs, or (ii) Subsidiaries otherwise described in this definition (i.e., other Foreign Subsidiary Holding Companies), and engages in no material activities other than the ownership of such capital stock (or such capital stock and such obligations).
“Funded Indebtedness” means, with respect to any Person and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (a), (b), (c), (d) and (g) of the definition of “Indebtedness” in this Section 1.01, (ii) all Indebtedness of others of the type referred to in clause (i) of this definition secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not the obligations secured thereby have been assumed by such Person and (iii) all Guarantees of such Person with respect to Indebtedness of others of the type referred to in clause (i) of this definition. The Funded Indebtedness of any Person shall include the Funded Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Funded Indebtedness provide that such Person is not liable therefor.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.
“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.
“HQ Leases” means the Borrower’s leases with respect to its headquarters located at 55 Prospect St. and 117 Adams St., in each case, in Brooklyn, New York, together with any other real estate leases of the Borrower or its Subsidiaries.
“Immaterial Subsidiary” means any Subsidiary of the Borrower that, as of the date of determination, does not have (a) assets (when combined with the assets of all other Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 10.00% of the Borrower’s Consolidated Total Assets or (b) revenues for the applicable Reference Period (when combined with revenues of all Immaterial Subsidiaries, after eliminating intercompany obligations) in excess of 10.00% of consolidated revenues of the Borrower for the applicable Reference Period; provided, that, as of the date of determination, no Immaterial Subsidiary shall have (x) assets in excess of 5.00% of the Borrower’s Consolidated Total Assets or (y) consolidated revenues for the applicable Reference Period in excess of 5.00% of revenues of the Borrower for the applicable Reference Period.
“Increasing Lender” has the meaning assigned to such term in Section 2.22(a)(i).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) accounts payable, accrued interest or other liabilities to trade creditors (including funds payable, amounts due to sellers and any amounts relating to the processing of payments on the Borrower’s and its Subsidiaries’ payments platform and any intercompany accounts payable in connection therewith) incurred in the ordinary course of business, (ii) deferred revenue, (iii) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its Subsidiaries, and (iv) any Deferred Acquisition Consideration), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) any other Off-Balance Sheet Liability and (k) any obligations with respect to any Swap Agreements to the extent required to be reflected as a liability on a balance sheet of such Person under GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, the obligations of the Borrower and its Subsidiaries under HQ Leases shall not be Indebtedness.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Indian Rupees” refers to the lawful money of the Republic of India.

“Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided, that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25 million and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.
“Information” has the meaning assigned to such term in Section 9.12.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), calculated on a consolidated basis for the Borrower and its Subsidiaries for such period in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than any Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.
“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment” has the meaning assigned to such term in Section 6.04.
“IRS” means the United States Internal Revenue Service.

“Issuing Banks” means, individually and collectively as the context may require, (a) each of Citi and JPMorgan, in its capacity as an issuer of Letters of Credit hereunder, and any successors in such capacity, and (b) and any other Lender from time to time designated by the Borrower as an Issuing Bank, with the consent of such Lender and the Administrative Agent and such Lender’s successors in such capacity. Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.
“Joinder Agreement” has the meaning assigned to such term in Section 5.09(a).
“Joint Venture” means a joint venture, partnership or other similar arrangement whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.
“Junior Debt” means (a) any Indebtedness of any Loan Party or any of its Subsidiaries that is secured on a junior lien basis, (b) any Subordinated Indebtedness, (c) any Convertible Debt, (d) any Indebtedness incurred or issued pursuant to Section 6.01(s) and/or (e) any Indebtedness which refinances any of the foregoing to the extent permitted by Section 6.01.
“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“LC Commitment” means, with respect to any Issuing Bank and subject to Section 2.06(b), the amount set forth on the Commitment Schedule opposite such Issuing Bank’s name under the caption “LC Commitment”.
“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the Dollar Equivalent aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lead Arranger” means JPMorgan Chase Bank, N.A. in its capacity as joint bookrunner and sole lead arranger hereunder.
“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks and the Swingline Lenders.
“Letter of Credit” means the standby and trade letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Limited Condition Acquisition” means, any Permitted Acquisition or similar Investment by the Borrower or one or more of its Subsidiaries of assets, businesses or Persons permitted to be acquired pursuant to Section 6.04 whose consummation is not conditioned on the availability of, or on obtaining, third party financing; provided, that such acquisition shall be consummated within one year of the signing of the applicable acquisition (or similar) agreement.
“Loan Documents” means, collectively, this Agreement, the Notes, any Letter of Credit applications, the Collateral Documents, the Loan Guaranty, the Fee Letter and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered by a Loan Party to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
“Loan Guarantor” means (a) each of the Borrower’s wholly owned Material Domestic Subsidiaries other than Domestic Subsidiaries that are (i) directly or indirectly owned by a Foreign Subsidiary that is a CFC, or (ii) Foreign Subsidiary Holding Companies; and (b) with respect to Secured Obligations owed by any other Loan Party or other Subsidiary, the Borrower; provided, that subject to any administrative requirements of the Administrative Agent, the Borrower may elect to add additional Subsidiaries as Loan Guarantors so long as each such added Loan Guarantor complies with Section 5.09 of this Agreement as if it were a newly acquired wholly-owned Material Domestic Subsidiary at the time of such designation.
“Loan Guaranty” means Article X of this Agreement.
“Loan Parties” means, collectively, the Borrower, each Loan Guarantor and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and each of their successors and assigns, and the term “Loan Party” means any one of them or all of them individually, as the context may require.
“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Credit Loans and Swingline Loans.
“Material Acquisition” means a Permitted Acquisition, the aggregate consideration with respect to which exceeds $100 million.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their material obligations under the Loan Documents, (c) any material portion of the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the Lenders) on any material portion of the Collateral or the priority of such Liens (in each case subject to Permitted

Liens), or (d) the rights of or benefits available to the Administrative Agent, the Issuing Banks or the Lenders under the Loan Documents.
“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower (other than Etsy Group I LLC or a Domestic Subsidiary owned by a Foreign Subsidiary that is a CFC) that is not (a) an Immaterial Subsidiary or (b) a Foreign Subsidiary Holding Company.
“Material Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that is not an Immaterial Subsidiary.
“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit and other than intercompany loans among the Loan Parties and their Subsidiaries), or any obligations under Swap Agreements (excluding Permitted Equity Derivatives), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $75 million. For purposes of determining Material Indebtedness, the aggregate principal amount of “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the aggregate amount that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time and after giving effect to any rights available under applicable laws or agreements with regard to collateral, netting, setoff or similar rights.
“Maturity Date” means the earliest to occur of (a) the Revolving Credit Termination Date, (b) any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof and (c) the date that the Loans, if any, are declared due and payable pursuant to Article VII hereof; provided, that individual Lenders may elect to extend the Maturity Date applicable to their Loans and Commitments pursuant to the terms and conditions of Section 2.24.
“Mexican Pesos” refers to the lawful money of Mexico.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries and (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions.
“Netted Unrestricted Cash and Cash Equivalents” means, at any time of determination, the lesser of (a) $100 million and (b) the sum of (i) the domestic Unrestricted Cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries plus (ii) 50% of the foreign Unrestricted Cash and Cash Equivalents of the Borrower and its Foreign Subsidiaries.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Note” and “Notes” have the meanings assigned to such terms in Section 2.10(e).
“Notice of Increase” has the meaning assigned to such term in Section 2.22(a)(i).

“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligated Party” has the meaning assigned to such term in Section 10.02.
“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent, any Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liability” of a Person means any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person (other than any customary repurchase obligations resulting from a breach of representations and warranties, covenants, servicing obligations and indemnities under a securitization facility).
“Original Credit Agreement” has the meaning assigned to such term in the Recitals.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Payment” has the meaning assigned to it in Section 8.07(b).
“Payment in Full” means as of any date of determination, that: (a) the entire amount of principal of and interest due on the Loans, and all other amounts of fees, payments and other obligations due under this Agreement, the other Loan Documents and the Notes are paid in full in cash (other than contingent indemnification obligations and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto, and any Banking Services Obligations not then due and owing); (b) the commitments to lend under this Agreement have been terminated; (c) there are no outstanding Letters of Credit (other than Letters of Credit that have been cash collateralized in accordance with the requirements of this Agreement or other arrangements acceptable to the Issuing Bank); (d) there are no outstanding Swap Agreement Obligations (or arrangements with respect thereto have been implemented which are acceptable to the relevant counterparty); and (e) all Obligations (other than contingent indemnification obligations and reimbursement obligations in respect of which no claim for payment has yet been asserted by the Person entitled thereto, and any Banking Services Obligations not then due and owing) have been paid in full in cash.
“Payment Notice” has the meaning assigned to it in Section 8.07(b).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any Acquisition in which each of the following conditions is satisfied:
(a)    the Person or business or assets which is the subject of such Acquisition is in a line of business permitted under Section 6.03(b);

(b)    all governmental, corporate and material third-party approvals and consents necessary in connection with such Acquisition shall have been obtained and be in full force and effect;

(c)    if acquiring a Person, unless such Person is contemporaneously merged with and into the Borrower or a Subsidiary of the Borrower, such Person becomes a wholly owned direct or indirect Subsidiary of the Borrower and, simultaneously with such Acquisition, a Loan Party to the extent required by Section 5.09, with such Person’s Equity Interests being pledged as Collateral to the extent required by Section 5.09;

(d)    such Acquisition shall be consummated in accordance with applicable law and regulatory approvals;

(e)    such Acquisition shall not be hostile;

(f)    subject to Section 1.09, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(g)    subject to Section 1.09, after giving effect to such Acquisition (including the incurrence, assumption or acquisition of any Indebtedness in connection therewith) the Senior Secured Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent is not more than 2.75 to 1.00;

(h)    the aggregate cash purchase price for all Permitted Acquisitions of any Persons which do not become Loan Guarantors (together with the aggregate amount of investments, loans or advances described in Sections 6.04(c) and (d)) shall not exceed $150 million in the aggregate; and

(i)    the Borrower shall have delivered a notice to the Administrative Agent and the Lenders setting forth the calculations demonstrating compliance with clause (g) of this definition (subject to Section 1.09, if applicable).

“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes, fees, assessments or other governmental charges that are not yet delinquent or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)    easements, covenants, conditions, zoning restrictions, rights-of-way, minor defects or other irregularities in title and/or similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)    UCC financing statements filed (or similar filings under applicable law) solely as a precautionary measure in connection with operating leases;

(h)    Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement, in each case to the extent permitted by this Agreement;

(i)    Liens in favor of a benefits provider (including a brokerage firm) on Investments made in accordance with Section 6.04(q); and

(j)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary arising under or in respect of any HQ Lease;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Equity Derivatives” means any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions relating to any Convertible Debt of the Borrower, including any Swap Agreements executed in connection therewith (or deemed executed therewith); provided, that any Restricted Payment made in connection with such transaction is permitted pursuant to Section 6.07.
“Permitted Liens” means all Liens permitted under Section 6.02.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pounds Sterling” refers to the lawful money of the United Kingdom.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Prohibited Transaction” means the occurrence of a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA for which there was no exemption under Section 4975(d).
“Projections” has the meaning assigned to such term in Section 5.01(d).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10 million at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an ECP and can cause another person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Period” has the meaning assigned to such term in the definition of “EBITDA”.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners and advisors of such Person and such Person’s Affiliates.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.
“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Requested Increase Date” has the meaning assigned to such term in Section 2.22(a)(i).
“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Credit Exposure and unused Commitments representing more than 50% of the sum of the total Credit Exposure and unused Commitments at such time.
“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower.
“Revaluation Date” means (a) with respect to any Letter of Credit denominated in an Alternate Currency, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit that would have the effect of increasing the face amount thereof; (iii) the last day of each fiscal quarter and (iv) the date of any LC Disbursement; and (b) such additional dates as the respective Issuing Bank or Administrative Agent shall determine, at any time when an Event of Default has occurred and is continuing.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.02.
“Revolving Credit Termination Date” means the fifth anniversary of the Effective Date.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive Sanctions (which, as of the date of this Agreement, includes Crimea, Cuba, Iran, North Korea, and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person majority-owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission.
“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to any Person that, at the time of entering into such arrangement with a Loan Party or any Subsidiary, was the Administrative Agent, a Lender or an Affiliate thereof, in each case, with respect to such Swap Agreement Obligations, to the extent designated by the Borrower in a written statement (including by way of email) to the Administrative Agent as constituting Secured Obligations (such Swap Agreement Obligations, “Secured Swap Agreement Obligations”); provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.
“Secured Parties” means the Administrative Agent, each Lender, each Issuing Bank, each Swingline Lender and each other provider of Secured Obligations as permitted pursuant to the definition thereof.
“Secured Swap Agreement Obligations” has the meaning assigned to such term in the definition of “Secured Obligations”.
“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the Effective Date, among the Borrower, each Subsidiary of the Borrower party thereto from time to time, and the Administrative Agent, for the benefit of the Administrative Agent, the Lenders and the other Secured Parties, and any other pledge or security agreement entered into, after the date of this Agreement by any Loan Party (as required by this Agreement or any other Loan Document), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Senior Secured Net Leverage Ratio” means, as of any date, the ratio of (a) Total Funded Indebtedness which is secured by a Lien on any assets of the Borrower or its Subsidiaries on such date, less the Netted Unrestricted Cash and Cash Equivalents to (b) EBITDA for the Reference Period ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Specified Default” means an Event of Default under clauses (a), (b), (h), (i) or (j) of Article VII.
“Specified Material Indebtedness” means Material Indebtedness of any Person that is permitted by Section 6.01 that has become due and payable as a result of such Person becoming a Subsidiary after the Effective Date or such acquisition of assets in connection with a Permitted Acquisition by the Borrower or any Subsidiary.
“Specified Quarter” means a fiscal quarter of the Borrower during which a Material Acquisition has been consummated by the Borrower or one of its Subsidiaries.
“Spot Rate” means, for any currency, on any Revaluation Date or other relevant date of determination, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date that is two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.
“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is at all times subordinated to payment of the Obligations on terms reasonably satisfactory to the Administrative Agent.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent.
“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.
“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Agreement Obligations” means any and all obligations of the Loan Parties or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements (other than any Swap Agreements relating to a Permitted Equity Derivative) permitted hereunder with a Person that, at the time of entering into such Swap Agreement, is the Administrative Agent, a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction. For the avoidance of doubt, no obligations in respect of Permitted Equity Derivatives shall be Swap Agreement Obligations.
“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.
“Swingline Commitment” with respect to JPMorgan, $20 million or such lesser amount as agreed upon by the Borrower and JPMorgan, and with respect to any other Lender that becomes a Swingline Lender, an amount to be agreed upon by the Borrower and such Lender, with the consent of the Administrative Agent; provided, that an aggregate amount of all such Swingline Commitments shall not exceed $20 million.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Swingline Lender at any time shall be the sum of (a) its Applicable Percentage of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Swingline Lender in its capacity as the Swingline Lender and (b) the principal amount of all Swingline Loans made by such Swingline Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Lenders in such Swingline Loans).
“Swingline Lenders” individually and collectively as the context may require, (a) JPMorgan in its capacity as a lender of Swingline Loans hereunder and (b) and any other Lender from time to time designated by the Borrower as a Swingline Lender, with the consent of such Lender and the Administrative Agent and such Lender’s successors in such capacity.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Swingline Request” means a request by the Borrower for a Swingline Loan in accordance with Section 2.04.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Total Funded Indebtedness” means, at any date, the aggregate principal amount of all Funded Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided, that Total Funded Indebtedness shall not include any amounts attributable to HQ Leases.
“Total Net Leverage Ratio” means, as of any date, the ratio of (a) Total Funded Indebtedness on such date, less the Netted Unrestricted Cash and Cash Equivalents to (b) EBITDA for the Reference Period ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter most recently ended prior to such date).
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the Alternate Base Rate.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” as defined in section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.
“Unrestricted Cash and Cash Equivalents” means, at any date, the cash and Cash Equivalents of the Borrower and its Subsidiaries that are (or would be) included on the balance sheet of the Borrower as of such day which are not identified on the balance sheet of the Borrower and its Subsidiaries as “restricted” in accordance with GAAP and which are free and clear of all Liens (other than non-consensual liens, Liens permitted by Sections 6.02(f) and (i), and liens in favor of the Secured Parties pursuant to the Collateral Documents to secure the Secured Obligations (including the Control Agreements (as defined in the Security Agreement)), in each case, permitted under Section 6.02).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower, any Loan Party, the Administrative Agent, and any other withholding agent as applicable.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Term Benchmark Loan”).

SECTION 1.03     Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented, refinanced, replaced, or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatement, supplements, refinancings, replacements, or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if after the Effective Date there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that all terms of an accounting or financial nature (including, without limitation, the definitions of Capital Lease Obligations, Interest Expense and Indebtedness) shall be construed without giving effect to (A) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities), or any successor thereto (including pursuant to the Accounting

Standards Codification), to value any Indebtedness of the Loan Parties at “fair value”, as defined therein and (B) any treatment of Indebtedness relating to convertible or equity-linked securities under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein.

SECTION 1.05    Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.
SECTION 1.06    Financial Ratios. Any financial ratios required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.07    Limited Liability Companies. Any reference in any Loan Document to a merger, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to include or apply to (as applicable) a division or plan of division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (or the unwinding of such a division or allocation), as if it were a merger, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any Person that exists or that comes into existence after giving effect to a division of a limited liability company, limited partnership or trust shall constitute a separate Person for all purposes under the Loan Documents (including any Loan Party, Subsidiary, joint venture or any other like Person).
SECTION 1.08    Foreign Currency; Exchange Rate. For purposes of any determination under Article VI or under Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in a foreign currency shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided, that no Default shall arise as a result of any limitation set forth in Dollars in Article VI being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens, Investments or other transactions were initially consummated in reliance on the exceptions under such Sections. For purposes of any determination under Section 6.04 or 6.09, the amount of each investment, asset disposition or other applicable transaction denominated in a foreign currency shall be translated into Dollars at the currency exchange rate in effect on the date such investment, disposition or other transaction is consummated. Such currency exchange rates shall be determined in good faith by the Borrower. The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of the LC Disbursements denominated in a currency other than Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between such currency and Dollars until the next Revaluation Date to occur.

SECTION 1.09     Limited Condition Acquisitions. Notwithstanding anything to the contrary herein, for purposes of determining (i) compliance on a pro forma basis with the Senior Secured Net Leverage Ratio or Total Net Leverage Ratio, (ii) the amount of any basket set forth in Article VI hereof or (iii) whether a Default or Event of Default has occurred (other than a Specified Default) and is continuing, in each case, in connection with the consummation of a Limited Condition Acquisition, the date of such determination shall, at the election of the Borrower, be the time the definitive agreements for such Limited Condition Acquisition are entered into after giving pro forma effect to such Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), in each case, as if such transactions occurred at the beginning of the applicable test period, and, for the avoidance of doubt, if any of such ratios or amounts are exceeded as a result of fluctuations in such ratio or amount including due to fluctuations in EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction, such ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the relevant transaction is permitted to be consummated or taken; provided, that if the Borrower elects to have such determinations occur at the time of entry into the definitive agreement with respect to such Limited Condition Acquisition, the Indebtedness to be incurred (and any associated lien) shall be deemed incurred at the time of such election (until such time as the Indebtedness is actually incurred or the applicable acquisition agreement is terminated without actually consummating the applicable Limited Condition Acquisition (in which case such Limited Condition Acquisition and the incurrence of related Indebtedness will not be treated as having occurred)) and outstanding thereafter for purposes of pro forma compliance with any applicable ratios, tests or other baskets, as the case may be (other than any ratios, tests or baskets relating to permitting Restricted Payments or prepayment of Junior Debt); provided, that, any applicable ratios, tests or other baskets with respect to permitting any Restricted Payments or prepayment of Junior Debt to be made during the period commencing from the time of entry into such definitive agreement until such time as such Limited Condition Acquisition is consummated and any related Indebtedness is actually incurred or the applicable acquisition agreement is terminated without actually consummating the applicable acquisition (in which case the acquisition and related Indebtedness will not be treated as having occurred) shall be required to be complied with using calculations without giving pro forma effect to such Limited Condition Acquisition and any associated incurrence of Indebtedness.
SECTION 1.10Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.11Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II

THE CREDITS
SECTION 2.01     Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
SECTION 2.02     Loans and Borrowings.
(a)    Each Loan (other than a Swingline Loan) shall be made in an Agreed Currency and as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.04 below.

(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1 million. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1 million; provided, that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1 million. Borrowings of more than one Type may be outstanding at the same time; provided, that there shall not at any time be more than a total of eight (8) Term Benchmark Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) in substantially the form of Exhibit F and signed by the Borrower or by telephone (such request a “Borrowing Request”) (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided, that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or e-mail to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
(i)    the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)    in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, from time to time during the Availability Period, each Swingline Lender may, but shall have no obligation to, make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment or (ii) such Swingline Lender’s Credit Exposure exceeding its Commitment; provided, that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) in substantially the form of Exhibit H and signed by the Borrower or by telephone (such request a “Swingline Request”), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise each Swingline Lender of any such notice received from the Borrower. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Commitment to the total Commitments of all of the Swingline Lenders) available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)    The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.

(d)    Any Swingline Lender may by written notice given to the Administrative Agent require the Lenders to acquire participations in all or a portion of its Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s applicable percentage of such Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 4:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 12:00 noon New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lenders, such Lender’s applicable percentage of such Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Swingline Lenders the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lenders. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lenders, as their interests may appear; provided, that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(e)    Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(f)    Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.04(e) above.

SECTION 2.05    [Section intentionally omitted].
SECTION 2.06    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (and the Issuing Bank shall issue) Letters of Credit denominated in Dollars or in an Alternate Currency as the applicant thereof for the support of its or its Subsidiaries’ obligations in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this clause (a), the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions, in either such case, in violation of any such Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided, that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of, but in any event no less than three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section 2.06) and whether such Letter of Credit shall contain automatic extension or renewal provisions, the amount of such Letter of Credit (and whether such Letter of Credit should be denominated in Dollars or an Alternate Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $60 million; provided, that no Issuing Bank shall be required to issue Letters of Credit in an aggregate amount outstanding at any time in excess of the LC Commitment of such Issuing Bank and provided, further, that, any Issuing Bank and the Borrower may agree, from time to time by written notice to the Administrative Agent, to increase or decrease such Issuing Lender’s LC Commitment and (ii) the Aggregate Credit Exposure shall not exceed the aggregate Commitments of all Lenders.

(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided, that, upon the Borrower’s request, any such Letter of Credit which is issued in the final year prior the Maturity Date may have an expiry date which is up to one year after the Maturity Date if, at least five (5) Business Days prior to the Maturity Date, the Borrower (A) deposits with the Administrative Agent cash collateral in an amount equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon or (B) provides a backup standby letter of credit, in each case, reasonably satisfactory to the relevant Issuing Bank. Each Letter of Credit with automatic extension or renewal provisions shall, subject to the right of the respective Issuing Bank to terminate such automatic renewal in accordance with the terms of such Letter of Credit upon the occurrence of an Event of Default, be automatically renewed for a successive one-year period on each anniversary of the date of the issuance of such Letter of Credit, until cancelled by the Borrower by notice to the applicable Issuing Bank in accordance with the terms of such Letter of Credit agreed upon at the time such Letter of Credit is issued; provided, that such Letter of Credit shall expire at or prior to the close of business on the date that is five (5) Business Days prior to the Maturity Date if not earlier cancelled, unless otherwise agreed with the relevant Issuing Bank and subject to satisfactory arrangements with respect thereto as contemplated above.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the Dollar Equivalent of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of the Dollar Equivalent of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount (in the applicable currency) equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided, that, if such LC Disbursement is not less than the Dollar Equivalent of $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or Swingline Loan in an amount equal to the Dollar Equivalent thereof and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage of the Dollar Equivalent thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement (or any shortfall resulting from a change in the applicable Spot Rate).

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided, that the foregoing shall not be construed to excuse any

Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans and such interest shall be payable on the date when such reimbursement is due; provided, that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section 2.06, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to clause (e) of this Section 2.06 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative

Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Defaults have been cured or waived.

(k)    Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section 2.06, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l)    LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(m)    LC Exposure Reduction. In the event that on any Revaluation Date (after giving effect to the determination of the LC Exposure) the LC Exposure exceeds $60 million, the Borrower shall, within five (5) Business Days of receipt of notice from the Administrative Agent, reduce the LC Exposure (taking the Dollar Equivalent of any amounts in an Alternate Currency), in an aggregate amount sufficient to reduce such LC Exposure as of the date of such payment to an amount not to exceed $60 million by cash collateralizing the LC Exposure (in accordance with Section 2.06(j)) or “backstopping” or replacing of such Letters of Credit, in each case, in an amount equal to 103% of such excess LC Exposure.

(n)    Resignation of an Issuing Bank. Any Issuing Bank may resign at any time that such Issuing Bank (or its applicable Affiliate) ceases to hold an LC Commitment hereunder. The Administrative Agent shall notify the Lenders of any such resignation of any Issuing Bank. After the resignation of an Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.
SECTION 2.07    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided, that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided, that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Banks.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section 2.08, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or e-mail to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit G and signed by the Borrower.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)    if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing having an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09    Termination and Reduction of Commitments.
(a)    Unless previously terminated or extended pursuant to the terms and conditions hereof, all Commitments shall terminate on the Maturity Date.

(b)    The Borrower may at any time, without (subject to Section 2.16) premium or penalty, terminate the Commitments upon (i) the payment in full of all outstanding Loans (including any Swingline Loans), together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent and the applicable Issuing Bank) in an amount equal to 105% of the LC Exposure as of such date), (iii) the payment in full of the accrued and unpaid fees, and (iv) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

(c)    The Borrower may from time to time, without (subject to Section 2.16) premium or penalty, reduce the Commitments; provided, that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1 million and not less than $5 million, and (ii) the Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Aggregate Credit Exposure would exceed the aggregate Commitments of all Lenders.

(d)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under clause (b) or (c) of this Section 2.09 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.09 shall be irrevocable; provided, that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date and (ii) to the Administrative Agent for the account of the Swingline Lenders the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the date that is five (5) Business Days after such Swingline Loan is made; provided, that on each date that a Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Borrowing shall be applied by the Administrative Agent to repay any Swingline Loans than outstanding.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)    The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; provided, further, that in the event of a conflict between the entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.10 and the Register, the Register shall govern.

(e)    Any Lender may request that Loans made by it be evidenced by a promissory note in substantially the form of Exhibit I completed as appropriate (each a “Note” and, collectively, the “Notes”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more Notes in such form payable to such payee and its registered assigns.

SECTION 2.11    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time, without (subject to Section 2.16) premium or penalty, to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (c) of this Section 2.11.
(b)    In the event and on such occasion that the Aggregate Credit Exposure exceeds the aggregate Commitments of all Lenders, the Borrower shall prepay the Loans (including any Swingline Loans) and/or cash collateralize the LC Exposure (in accordance with Section 2.06(j)) in an aggregate amount equal to such excess.

(c)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of Swingline Loans, the Swingline Lenders) in writing of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided, that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender, subject to Section 2.20) a commitment fee, which shall accrue at the Commitment Fee Rate set forth in the definition of Applicable Rate on the average daily amount of the Available Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Commitments terminate; provided, however, that for purposes of this clause (a) any Swingline Loan shall not be considered when calculating the amount of the Available Commitment. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender (other than a Defaulting Lender, subject to Section 2.20) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of each applicable Letter of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the applicable Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day of each of each January, April, July and October following such last day, commencing on the first such date to occur after the Effective Date; provided, that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, and to any Lender, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent or such Lender.

(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13     Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in clause (a) of this Section 2.13.

(d)    Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar quarter) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided, that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed

(including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Term SOFR Rate or Term SOFR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14    Alternate Rate of Interest.
(a)    Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:
(i)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period; or
(ii)    the Administrative Agent is advised by the Required Lenders that prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing; provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to the Adjusted Term SOFR Rate, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan.
(b)    Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th)

Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)    The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e)    Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)    Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to the Adjusted Term SOFR Rate, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.14, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

SECTION 2.15        Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term SOFR Rate) or any Issuing Bank;

(ii)    impose on any Lender or any Issuing Bank any other condition, cost or expense affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)    A certificate of a Lender or the applicable Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to clauses (a), (b) and (c) of this Section 2.15 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16        Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(c) and is revoked in accordance therewith), or (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (which shall not include any loss of margin or Applicable Rate). A certificate of any Lender setting forth, in reasonable detail, any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17         Withholding of Taxes; Gross-Up.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by such Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this clause (e).

(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by law or as reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is not the Beneficial Owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)    if a payment made to a Recipient under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by

Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(E)    to the extent legally permissible, at the time or times reasonably requested by Borrower, any replacement Administrative Agent (but not the Administrative Agent, as of the date hereof) shall (1) if the Administrative Agent is a U.S. Person, deliver an IRS Form W-9 to Borrower, or (2) if the Administrative Agent is not a U.S. Person, deliver the applicable IRS Form W-8 certifying Administrative Agent’s exemption from, or reduction of, U.S. withholding Taxes with respect to amounts payable hereunder.
Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such Tax had never been paid. This clause (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18        Payments Generally; Allocation of Proceeds; Sharing of Setoffs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to one or more accounts as it may designate to the Borrower in writing from time to time, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (ii) after an Event of Default has occurred and is continuing, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations, sixth, to the payment of any amounts owing with respect to Banking Services Obligations and Secured Swap Agreement Obligations and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan, except (a) on the expiration date of the Interest Period applicable to any such Term Benchmark Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.
Notwithstanding the foregoing, Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause sixth if the Administrative Agent has not received written notice thereof in accordance with the definition of Secured Obligations, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.
(c)    At the election of the Borrower but subject to the conditions set forth in Section 4.02, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section 2.18 or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent.

(d)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this paragraph shall apply) or (z) the implementation of any Extension Offer accepted by the Required Lenders. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)    If any Lender shall fail to make any payment required to be made by it hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations hereunder until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and apply any such amounts to, any future funding obligations of such Lender hereunder; application of amounts pursuant to (i) and (ii) above shall be made in such order as may be determined by the Administrative Agent in its discretion.

(g)    The Administrative Agent may from time to time provide the Borrower with billing statements or invoices with respect to any of the Secured Obligations (the “Billing Statements”). The Administrative Agent is under no duty or obligation to provide Billing Statements, which, if provided, will be solely for the Borrower’s convenience. The Billing Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Billing Statement on or before the due date indicated on such Billing Statement, the Borrower shall not be in default; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the payment due at that time shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19        Mitigation Obligations; Replacement of Lenders.
(a)    If any Lender requests compensation under Section 2.15, or if the Borrower or the Loan Guarantors are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    If (i) any Lender requests compensation under Section 2.15, (ii) any Lender fails to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, (iii) the Borrower or the Loan Guarantors are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iv) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Commitment is being assigned, the Issuing Banks and Swingline Lenders), which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (C) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Sections 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20        Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)    such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c)    if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)all or any part of such Swingline Exposure and/or such LC Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and/or LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments; and
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.20(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until such LC Exposure is cash collateralized and/or reallocated;
(d)    so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein);
(e)    if (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any Swingline Lender or Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swingline Lender shall be required to fund any Swingline Loan and no such Issuing Bank shall be required to issue or increase any Letter of Credit unless such Swingline Lender or Issuing Bank shall have entered into arrangements with the Borrower or such Lender, reasonably satisfactory to such Swingline Lender or Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder; and

(f)    in the event and on the date that each of the Administrative Agent, the Borrower, each Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
Nothing contained herein shall be deemed to be a release of any claims of the Administrative Agent or the Borrower against any Defaulting Lender for its breach of any of its obligations under this Agreement.
SECTION 2.21        Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.
SECTION 2.22        Increase of Commitments.
(a)    The Borrower shall have the right at any time after the Effective Date to request that the aggregate Commitments hereunder be increased (a “Commitment Increase”) in accordance with the following provisions and subject to the following conditions:
(i)The Borrower shall give the Administrative Agent, which shall promptly deliver a copy thereof to each of the Lenders, at least ten Business Days’ prior written notice (a “Notice of Increase”) of any such requested increase specifying the aggregate amount by which the Commitments are to be increased, which shall be at least $5 million, the requested date of increase (the “Requested Increase Date”) and the date by which the Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitment (the “Commitment Date”). Each Lender that is willing in its sole discretion to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.
(ii)Promptly following each Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. In addition, the Borrower may extend offers to one or more

Eligible Assignees, each of which must be reasonably satisfactory to the Administrative Agent, (such consent not to be unreasonably withheld) to participate in any portion of the requested Commitment Increase; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of not less than $1 million or an integral multiple of $1 million in excess thereof. Any such Eligible Assignee that agrees to acquire a Commitment pursuant hereto is herein called an “Additional Lender”.
(iii)Effective on the Requested Increase Date, subject to the terms and conditions hereof, (x) the Commitment Schedule shall be deemed to be amended to reflect the increases contemplated hereby, (y) the Commitment of each Increasing Lender shall be increased by an amount determined by the Administrative Agent and the Borrower (but in no event greater than the amount by which such Lender is willing to increase its Commitment), and (z) each Additional Lender shall enter into an agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent pursuant to which it shall undertake, as of such Requested Increase Date, a new Commitment in an amount determined by the Administrative Agent and the Borrower (but in no event greater than the amount by which such Lender is willing to participate in the requested Commitment Increase), and such Additional Lender shall thereupon be deemed to be a Lender for all purposes of this Agreement.
(iv)If on the Requested Increase Date there are any Loans outstanding hereunder, the Borrower shall borrow from all or certain of the Lenders and/or prepay Loans of all or certain of the Lenders such that, after giving effect thereto, the Loans (including, without limitation, the Types and Interest Periods thereof) and such participations shall be held by the Lenders (including for such purposes the Increasing Lenders and the Additional Lenders) ratably in accordance with their respective Commitments. On and after each Requested Increase Date, the ratable share of each Lender’s participation in Letters of Credit and Loans from draws under Letters of Credit shall be calculated after giving effect to each such Commitment Increase.
(b)    Anything in this Section 2.22 to the contrary notwithstanding, no increase in the aggregate Commitments hereunder pursuant to this Section 2.22 shall be effective unless:
(i)as of the date of the relevant Notice of Increase and on the relevant Requested Increase Date and after giving effect to such increase, (x) no Default or Event of Default shall have occurred and be continuing and (y) the condition set forth in Section 4.02(a) shall be required to be satisfied;
(ii)to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (A) customary legal opinions, board resolutions and officers’ certificates consistent with the documentation delivered on the Effective Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (B) any reaffirmation or similar documentation as reasonably requested by the Administrative Agent in order to ensure that such Increasing Lender or Additional Lender is provided with the benefit of the applicable Loan Documents;
(iii)after giving effect to such Commitment Increases, the aggregate principal amount of all such Commitment Increases incurred since the Effective Date shall not exceed $200 million; and
(iv)after giving effect to any such Commitment Increase, the Borrower shall be in pro forma compliance with the Financial Covenant for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent and the Borrower shall have delivered to the Administrative Agent reasonably detailed calculations demonstrating such compliance.
SECTION 2.23        Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, the Borrower or any of its Subsidiaries shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice thereof, in each case, to the extent such Banking Services or Swap Agreements relate to Secured Obligations. In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time promptly upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations that constitute Secured Obligations, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreement. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed.
SECTION 2.24        Amend and Extend Transactions.
(a)    The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the Maturity Date to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of Commitments that will be subject to the Extension (which request shall be in minimum increments of $1 million and a minimum amount of $5 million), and (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than ten Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)). The Lenders shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and Borrower. If the aggregate principal amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Commitments subject to the Extension Offer as set forth in the Extension notice, then the Commitments of the Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer. Notwithstanding anything to the contrary in this Agreement, any individual Lender’s agreement to extend its Commitments, in whole or in part, pursuant to this Section 2.24 shall be in such Lender’s sole discretion.
(b)    The following shall be conditions precedent to the effectiveness of any Extension: (i) no Default or Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the representations and warranties set forth in Article III and in each other Loan Document shall be deemed to be made and shall be true and correct in all material respects on and as of the effective date of such Extension, (iii) each relevant Issuing Bank shall have consented to any Extension of the Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit at any time during the extended period and (iv) the terms of such Extended Commitments shall comply with clause (c) of this Section 2.24.

(c)    The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided, that (i) the final maturity date of any Extended Commitment shall be no earlier than the Maturity Date, (ii) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Commitments, (iii) the Extended Loans will rank pari passu in right of payment and security with the existing Loans and the borrower, guarantors and collateral of the Extended Commitments shall be the same as the borrower, Loan

Guarantors and Collateral with respect to the existing Loans, (iv) the interest rate margin and any fees applicable to any Extended Commitment (and the Extended Loans thereunder) shall be determined by Borrower and the applicable extending Lenders, (v) borrowing and prepayment of Extended Loans, or reductions of Extended Commitments, and participation in Letters of Credit, shall be on a pro rata basis with the other Loans or Commitments (other than upon the maturity of the non-extended Loans and Commitments) and (vi) the terms of the Extended Commitments shall be substantially identical to the terms set forth herein (other than upon the maturity of the non-extended Loans and Commitments).

(d)    In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Commitments as tranche of Commitments and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranche (including to preserve the pro rata treatment of the extended and non-extended tranches and to provide for the reallocation of Credit Exposure upon the expiration or termination of the commitments under any tranche), in each case on terms consistent with this Section 2.24.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Lenders that:
SECTION 3.01    Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02     Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or limited liability company powers, as the case may be, and have been duly authorized by all necessary corporate or limited liability company and, if required, stockholder or member action. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03     Governmental Approvals; No Conflicts. The Transactions (a) do not, on the part of any Loan Party or any of its Subsidiaries, require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under, or give rise to a right to require any payment to be made by any Loan Party or any of its Subsidiaries under,

(i) any indenture or loan agreement, in each case, evidencing Indebtedness in excess of $10 million, (ii) any Swap Agreement or (iii) any other material agreement, in each case which is binding upon any Loan Party or any of its Subsidiaries or its assets, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents, except, solely in the case of clauses (a), (b) or (c)(iii) hereof, as could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2022. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b)    No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2022.
SECTION 3.05    Properties.
(a)    Each of the Loan Parties and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property, subject to Permitted Liens and except for defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    None of the Loan Parties nor any of their respective Subsidiaries have received any written notice of any specific claim of infringement, misappropriation or conflict with any intellectual property rights of others or any written notice challenging the validity, scope or enforceability of the intellectual property of the Loan Parties or any of their respective Subsidiaries or the Loan Parties’ or any of their respective Subsidiaries’ rights therein, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
SECTION 3.06    Litigation and Environmental Matters.
(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b)    No Loan Party nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability that, in each case, individually in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07    Compliance with Laws and Agreements; No Default.
(a)    Each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)    No Default has occurred and is continuing.
SECTION 3.08     Investment Company Status. No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under the Investment Company Act of 1940.
SECTION 3.09     Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes assessments, claims and governmental charges that that were required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10    ERISA.
(a)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to result in a Material Adverse Effect, with respect to each Plan, the “funding target,” as defined in Section 430(d)(1) of the Code, with respect to such Plan, does not exceed the fair market value of all such Plan’s assets, as determined pursuant to Section 430(g) of the Code, all determined as of the then-most recent valuation date for such Plan using the actuarial assumptions used to determine the Plan’s “funding target attainment” percentage as defined in Section 430(d) of the Code.
(b)    The Borrower represents and warrants as of the Effective Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
(c)    Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrowers’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
SECTION 3.11    Disclosure.
(a)    The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (when taken together with the Borrower’s filings with the SEC) (other than any projected financial information or other forward-looking information or information of a general economic or general industry specific nature) furnished by or on behalf of any

Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information or other forward-looking information or information of a general economic or general industry specific nature, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that any such information may differ from actual results and such differences may be material).
(b)    As of the Effective Date, the information included in the Beneficial Ownership Certification is true, complete and correct in all respects.
SECTION 3.12    Capitalization and Subsidiaries. Schedule 3.12 sets forth, as of the date hereof, (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) the type of entity and jurisdiction of organization of the Borrower and each of its Subsidiaries, and (c) which of the Borrower’s Subsidiaries are Material Domestic Subsidiaries and Material Foreign Subsidiaries. All of the issued and outstanding Equity Interests issued by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.
SECTION 3.13    Security Interest in Collateral. The provisions of the Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, upon filing a UCC financing statement in the Loan Parties’ applicable jurisdiction of organization such Liens, will constitute perfected and continuing Liens on the Collateral in which a security interest can be perfected by filing a UCC financing statement, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement, and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.
SECTION 3.14    Federal Reserve Regulations.
(a)    No part of the proceeds of any Loan or Letter of Credit has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
(b)    No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.
SECTION 3.15    Anti-Corruption Laws and Sanctions; USA Patriot Act.
(a)    Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and employees and, to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or, to the knowledge of any such Loan Party or Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.
(b)    Each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act and any applicable anti-money laundering laws and regulations.
SECTION 3.16    Not an Affected Financial Institution. No Loan Party is an Affected Financial Institution.
SECTION 3.17    Solvency. (a) The fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, exceeds their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, is greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties are be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, do not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.
ARTICLE IV

CONDITIONS
SECTION 4.01 Conditions to Initial Loans. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of any other Loan Documents to be entered into as of the date hereof and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any Notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and a written opinion of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Banks and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available, (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and (iii) reasonably satisfactory financial statement projections (which shall include balance sheet, income and cash flow statement projections) through and including the Borrower’s 2027 fiscal year.
(c)    Closing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A)

certify the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.
(d)    No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer of the Borrower on the initial Borrowing date (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in Article III are true and correct in all material respects as of such date except that (a) to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date and (b) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.
(e)    Fees and Accrued Interest. The Lenders and the Administrative Agent shall have received (i) all fees required to be paid on or before the Effective Date, and all expenses (including the reasonable fees and expenses of outside legal counsel) for which invoices have been presented no later than two (2) Business Days prior to the Effective Date (or a shorter period as reasonably agreed to by the Borrower) and (ii) all accrued interest and commitment fees payable under the Original Credit Agreement.
(f)    Lien Searches. The Administrative Agent shall have received the results of recent customary lien searches, and such searches shall reveal no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
(g)    Pledged Stock; Stock Powers; Pledged Notes. To the extent not previously delivered under the Loan Documents, the Administrative Agent shall have received (i) to the extent certificated, the certificates representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) to the extent required to be delivered pursuant to the Security Agreement, each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(h)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein (but only to the extent required therein), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.
(i)    Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.05 and Section 4.10 of the Security Agreement.
(j)    Solvency. The Administrative Agent shall have received a solvency certificate from a Financial Officer substantially in the form attached hereto as Exhibit D.

(k)    U.S. Tax Withholding Forms. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.
(l)    USA PATRIOT Act, Etc.
(i) At least three (3) Business Days prior to the Effective Date, the Borrower and each of the other Loan Parties shall have provided to the Administrative Agent or the Lenders the documentation and other information theretofore requested in writing by the Administrative Agent or the Lenders at least five (5) Business Days prior to the Effective Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act.
(ii) At least five (5) days prior to the Effective Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver a Beneficial Ownership Certification to each Lender who requests the same.
The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Banks of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02 Each Credit Event. The obligation of each Lender to make any Loan, and of the Issuing Banks to issue or increase any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Loan or the date of issuance or increase of such Letter of Credit, as applicable, except that (i) to the extent that such representations and warranties specifically refer to an earlier date, such representations and warranties shall be true and correct in all material respects as of such earlier date, (ii) any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects.
(b)    At the time of and immediately after giving effect to such Loan or the issuance or increase of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)    The Borrower shall have delivered a completed Borrowing Request or application for a Letter of Credit, as applicable.
Each Loan and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section 4.02.
ARTICLE V

AFFIRMATIVE COVENANTS
Until Payment in Full has occurred, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01     Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accounting Firm (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and stockholders’ equity and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant and compliance with Sections 6.04(c) and (d), and (iii) stating whether any change in GAAP or in the application thereof has occurred since the later of December 31, 2022 and the end date of the financial statements most recently delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)    [reserved]; and
(e)    promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent may reasonably request, on behalf of itself or the Required Lenders; or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA PATRIOT Act or any applicable anti-money laundering laws and the Beneficial Ownership Regulation.
Notwithstanding anything to the contrary in this Section 5.01, any documents required to be delivered pursuant to Sections 5.01(a), (b), (c) and (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided, that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the filing of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents upon written request by Administrative Agent.

SECTION 5.02     Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly upon obtaining knowledge thereof:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that would reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $75 million;
(d)    the occurrence and nature of any Prohibited Transaction with respect to any Plan, or a transaction the IRS or Department of Labor or any other Governmental Authority is reviewing to determine whether a material Prohibited Transaction might have occurred, in either case, that could reasonably be expected to result in a Material Adverse Effect;
(e)    within two (2) Business Days (or such longer period as the Administrative Agent may agree) after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, in each case, to the extent such Swap Agreement relates to Secured Obligations, together with copies of all agreements evidencing such Swap Agreement or amendment;
(f)    any material notice provided to the holders of any Convertible Debt along with a copy of such notice; and
(g)    any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 (other than clause (e) and clause (f) above) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03     Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04     Payment of Taxes. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05     Maintenance of Properties; Insurance; Casualty and Condemnation.
(a)    Each Loan Party will, and will cause each Subsidiary to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
(b)    The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.
SECTION 5.06     Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or during the occurrence and continuance of an Event of Default, any Lender (including employees of the Administrative Agent, such Lender or any consultants, accountants, lawyers, appraisers and field examiners retained by the Administrative Agent), upon reasonable prior notice to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested; provided, that the Borrower shall not be required to reimburse the Administrative Agent or any Lender for the cost of more than one such visit during any year, except during the occurrence and continuation of an Event of Default. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders. Notwithstanding anything to the contrary in this Section 5.06, neither the Borrower nor any other Loan Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable law or any binding agreement (not entered into in contemplation of any request for disclosure or otherwise to evade the disclosure requirements contained in this Section 5.06), or is subject to attorney client privilege or that constitutes attorney work product (in each case, as determined in good faith by legal counsel to any Loan Party and not in contemplation of any request for disclosure or otherwise to evade the disclosure requirements contained in this Section 5.06); it being understood that the Borrower shall use its commercially reasonable efforts to communicate any requested information in a way that would not violate the applicable law or agreement or waive the applicable privilege.
SECTION 5.07     Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08     Use of Proceeds.
(a)    The proceeds of the Loans will be used for working capital and general corporate purposes including Permitted Acquisitions. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

(b)    The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto or (d) in any manner that would result in a violation of any anti-money laundering laws or regulations.
SECTION 5.09     Additional Collateral; Further Assurances.
(a)    Subject to applicable law, the Borrower and each other Loan Party shall cause each of its wholly-owned Material Domestic Subsidiaries formed or acquired on or after the date of this Agreement in accordance with the terms of this Agreement and each Subsidiary which hereafter becomes a Material Domestic Subsidiary, in each case, to become a Loan Party, within thirty (30) days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary becomes a Material Domestic Subsidiary, as applicable), by executing the Joinder Agreement set forth as Exhibit C hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.
(b)    Subject to applicable law, the Borrower and each other Loan Party shall cause each of its wholly-owned Material Domestic Subsidiaries formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and each Subsidiary who hereafter becomes a Material Domestic Subsidiary, in each case, within thirty (30) days (or such later date as the Administrative Agent may agree) after the date of such formation or acquisition (or after the date on which such Subsidiary becomes a Material Domestic Subsidiary, as applicable) to execute a joinder to the Security Agreement, pursuant to which such Material Domestic Subsidiary shall grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral.
(c)    Subject to the foregoing clauses (a) and (b), the Borrower and each other direct Material Domestic Subsidiary of a Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its direct Domestic Subsidiaries, other than a Domestic Subsidiary that is a Foreign Subsidiary Holding Company, (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each Foreign Subsidiary that is a CFC (including any Subsidiary that becomes a CFC after the Effective Date) and each Foreign Subsidiary Holding Company, as applicable, in each case, directly owned by the Borrower or another Loan Party, and (iii) 100% of the issued and outstanding Equity Interests of its Foreign Subsidiaries that are corporations but are not CFCs directly owned by the Borrower or another Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request.
(d)    Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and, to the extent required by the Security Agreement, to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties. Notwithstanding the foregoing no Loan Party shall be required (i) to take any such action if the Administrative Agent and the Borrower reasonably agree in writing that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby (ii) to authorize or file any document or registration in a jurisdiction located outside of the United States or (iii) to take any action with respect to any assets located outside of the United States.
(e)    As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.09 (or such later date as the Administrative Agent reasonably agrees to in writing), the Borrower shall deliver, or cause to be delivered, the documents or take the actions specified on Schedule 5.09.
SECTION 5.10     Anti-Corruption Laws and Sanctions. Each Loan Party shall implement and maintain in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.11     Compliance with Environmental Laws. Each Loan Party shall comply with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.12     Intellectual Property. Each Loan Party shall maintain adequate licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, tradestyles and trade names to continue its business as heretofore conducted by it or as hereafter conducted by it unless the failure to maintain any of the foregoing could not reasonably be expected to have a Material Adverse Effect on such Loan Party.
ARTICLE VI

NEGATIVE COVENANTS
Until Payment in Full has occurred, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:
SECTION 6.01     Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:
(a)    the Secured Obligations;
(b)    (i) Indebtedness existing on the date hereof and set forth on Schedule 6.01 and (ii) extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(c)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or to any Subsidiary that is a Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)    Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations;
(e)    Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition (including by way of any Permitted Acquisition) of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) hereof; provided, that, (i) such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) (including any refinancing thereof permitted by clause (f)) shall not exceed $200 million at any time outstanding; provided, further, that the amounts attributable to any HQ Lease shall not be included in the calculation of the aggregate principal amount of Indebtedness set forth in clause (ii) of the preceding proviso;
(f)    Indebtedness which represents an extension, refinancing, or renewal of any of the Indebtedness described in clauses (b), (e) or (s) hereof; provided, that, (i) the aggregate principal amount of such Indebtedness does not exceed the principal amount of such Indebtedness being refinanced plus the amount of any interest, premiums or penalties required to be paid plus fees and expenses associated therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated (or required to become obligated) with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing or renewal does not result in a shortening of the Weighted Average Life to Maturity of the Indebtedness so extended, refinanced or renewed, (v) the terms of any such extension, refinancing, or renewal (other than pricing, premiums and optional prepayment or optional redemption provisions) are not materially less favorable to the obligor thereunder than the original terms of such Indebtedness, taken as a whole, and (vi) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness;
(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case, incurred in the ordinary course of business;
(h)    Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations or obligations in respect of letters of credit, surety bonds, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business or in respect of judgments that do not constitute an Event of Default;
(i)    Indebtedness or Guarantees of the Borrower or any Subsidiary in connection with any Swap Agreement permitted under Section 6.06;
(j)    Indebtedness arising from customary agreements providing for indemnification, adjustment of purchase price, earnout, deferred purchase price or similar obligations in connection with acquisitions or dispositions of any business or assets by or of the Borrower or any Subsidiary permitted hereunder or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with permitted Acquisitions or permitted dispositions of any business or assets (including stock of a Subsidiary);
(k)    Judgments entered against the Borrower or any Subsidiary to the extent not constituting an Event of Default;
(l)    Indebtedness or Guarantees incurred in the ordinary course of business in connection with Banking Services and other cash pooling, netting and cash management arrangements consisting of overdrafts or similar arrangements;
(m)    Indebtedness of Foreign Subsidiaries; provided, that the aggregate outstanding principal amount of such Indebtedness shall not exceed $20 million (or the equivalent thereof outstanding at such time) at any time;
(n)    Indebtedness owed to sellers constituting consideration for Permitted Acquisitions;
(o)    Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case as the result of a Permitted Acquisition; provided, that (i) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (ii) (x) such Indebtedness incurred in connection with any single Permitted Acquisition shall not exceed $20 million and (y) the aggregate amount of such Indebtedness permitted to be incurred shall under this clause (o) not exceed $60 million;
(p)    Indebtedness of the Borrower or any Subsidiary in connection with any Guarantees given by them, or any letters of credit or bank guarantees issued by any bank or financial institution, in favor of any Governmental Authority to secure the payment of Taxes owed by the Borrower or any Subsidiary to such Governmental Authorities;
(q)    Indebtedness of the Borrower or any Subsidiary owed to sublessees in respect of security deposits or advances held by the Borrower or any Subsidiary in connection with the subletting sublessees of any leasehold interests of the Borrower or any Subsidiary;
(r)    [reserved];
(s)    unsecured Indebtedness of the Borrower; provided, that (i) after giving effect to the incurrence thereof, on a pro forma basis, the Total Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent is not more than 5.50 to 1.00, (ii) the final maturity of any such unsecured Indebtedness shall be no earlier than ninety (90) days following the latest Maturity Date at the time of incurrence, (iii) such Indebtedness shall not be guaranteed by any Person that is not a Loan Guarantor, (iv) such Indebtedness shall not include any amortization, (v) at the time of incurrence, issuance or obtainment of such Indebtedness no Event of Default has occurred and is continuing or would immediately result therefrom, (vi) to the extent subordinated, such unsecured Indebtedness shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent and (vii) the terms and conditions of such Indebtedness (other than pricing, premiums and optional prepayment or optional redemption provisions) are, when taken as a whole (A) substantially identical to or (B) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to this Agreement or other provisions applicable only to periods after the Maturity Date in effect at the time of incurrence, issuance or obtainment of such Indebtedness;

(t)    Indebtedness in respect of letters of credit or bankers’ acceptances supporting facility leases;
(u)    Indebtedness representing installment insurance premiums owing in the ordinary course of business; and
(v)    other Indebtedness in an aggregate principal amount not exceeding $717.0 million at any time outstanding.
SECTION 6.02     Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a)    Liens created pursuant to any Loan Document;
(b)    Permitted Encumbrances;
(c)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided, that (i) such Lien shall not apply to any other property or asset of the Borrower or such Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)    any Lien existing on any property or asset prior to the acquisition thereof (including by way of any Permitted Acquisition) by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided, that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(e)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided, that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) the Indebtedness secured thereby does not exceed 110% of the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrower or Subsidiary;
(f)    Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
(g)    Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;
(h)    Liens arising by operation of law under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;
(i)    broker’s Liens, bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case, granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, including any such Liens or rights of setoff securing amounts owing in the ordinary course of business to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;
(j)    non-exclusive licenses of intellectual property or an assignment of, the right to commercialize intellectual property (including the rights to make, have made, use, sell, offer for sale and import intellectual property and any associated goodwill) and other licenses, sub-licenses and other similar encumbrances incurred in the ordinary course of business that do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary;
(k)    Liens on assets of Foreign Subsidiaries to secure Indebtedness of such Foreign Subsidiaries permitted under Section 6.01(m);
(l)    Liens consisting of restricted cash balances not exceeding $40 million at any time to secure merchant credit card processing and similar services in the ordinary course of business;
(m)    Liens in the nature of the right of setoff in favor of counterparties to contractual agreements not otherwise prohibited hereunder with the Borrower or any other Subsidiary in the ordinary course of business;
(n)    Liens on cash collateral to secure obligations of Borrower or any Subsidiary under any Swap Agreement (other than Swap Agreement Obligations) permitted under Section 6.06, so long as the aggregate amount of such cash collateral does not, as of any date of determination, exceed $70 million;
(o)    Liens deemed to exist in connection with the sale or transfer of any assets in a transaction not prohibited hereunder, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;
(p)    in the case of any Joint Venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related Joint Venture or similar agreement;
(q)    Liens securing Indebtedness to finance insurance premiums owing in the ordinary course of business to the extent such financing is not prohibited hereunder;
(r)    Liens on cash or Cash Equivalents constituting earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for a Permitted Acquisition; and
(s)    other Liens in an aggregate amount not exceeding $30 million at any time outstanding.
Notwithstanding anything herein to the contrary, neither the Borrower nor any of its Subsidiaries shall permit any consensual Lien in respect of any of its owned real property.
SECTION 6.03     Fundamental Changes.
(a)    No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party, (iii) any Person may merge into any Loan Party or any of its Subsidiaries in connection with a Permitted Acquisition or any Investment permitted under Section 6.04 so long as, in the case of a merger involving any Loan Party, such Loan Party is the surviving entity (or the surviving entity becomes a Loan Party in accordance with this Agreement), (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (v) any Subsidiary that is not a Loan Party may merge into any other Subsidiary that is not a Loan Party and (vi) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Subsidiaries, and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04. Notwithstanding the foregoing, any Disposition permitted by Section 6.05 shall be permitted under this Section 6.03 (including any Disposition by way of merger or consolidation of a Subsidiary into another Person).
Notwithstanding anything to the contrary in the foregoing, each Loan Party and each of its Subsidiaries shall be permitted to enter into an agreement to effect any transaction of merger or consolidation that is not otherwise permitted under this Section 6.03 at a future time; provided, that such agreement shall be conditioned on (i) obtaining requisite approvals permitting the respective transaction (and any related financing or other transactions) in accordance with the requirements of Section 9.02 or (ii) Payment in Full.
(b)    No Loan Party will, nor will it permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses which are, in the good faith judgment of the Borrower, similar, complementary or substantially related thereto or are reasonable extensions thereof.
(c)    The Borrower will not change its fiscal year which currently ends on December 31 of each year.
SECTION 6.04     Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each such action, an “Investment”), except:
(a)    investments in cash and Cash Equivalents;
(b)    investments in existence on the date of this Agreement and described in Schedule 6.04 and any modification, replacement, renewal, reinvestment or extension thereof; provided, that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.04;
(c)    investments by the Borrower and its Subsidiaries in the capital stock of their respective Subsidiaries; provided, that the aggregate amount of investments (together with the aggregate amount of loans and advances described in Section 6.04(d) (excluding any amounts relating to the processing of payments on the Borrower’s and its Subsidiaries’ payments platform and any intercompany accounts payable in connection therewith) and amounts described in clause (h) of the definition of “Permitted Acquisition”), as of any date of determination, made by the Borrower or the other Loan Parties in the capital stock of their respective Subsidiaries who are not Loan Parties does not at any time exceed an amount equal to $150 million (with the amount of any such investments being the original cost of such investment, less all repayments, returns, dividends and distributions, in each case received in cash in respect of such investment and less all liabilities effectively assumed by a person other than any Loan Party or any Subsidiary thereof in connection with the sale of any such investment);
(d)    loans or advances made by the Borrower or any of its Subsidiaries to the Borrower or any other Subsidiary; provided, that the aggregate amount of loans and advances, excluding any amounts relating to the processing of payments on the Borrower’s and its Subsidiaries’ payments platform and any intercompany accounts payable in connection therewith, together with the aggregate amount of investments described in Section 6.04(c) and amounts described in clause (h) of the definition of “Permitted Acquisition,” made by the Borrower or the other Loan Parties to Subsidiaries who are not Loan Parties that are at any time outstanding does not, as of any date of determination, exceed an amount equal to $150 million;
(e)    Guarantees constituting Indebtedness permitted by Section 6.01 and guarantees of ordinary course commercial obligations not constituting Indebtedness;
(f)    (i) Permitted Acquisitions and (ii) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided, that such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary and any modification, replacement, renewal or extension thereof;
(g)    loans and advances to employees of the Borrower or any Subsidiaries in the ordinary course of business to finance the purchase of Equity Interests of the Borrower in an aggregate amount for the Borrower and its Subsidiaries not to exceed $10 million at any time outstanding;
(h)    Investments received in connection with the bankruptcy or reorganization of any Person or in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business;
(i)    Swap Agreements permitted by Section 6.06 and Permitted Equity Derivatives;
(j)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;
(k)    to the extent constituting investments, performance guarantees of obligations of the Borrower’s Subsidiaries in the ordinary course of business;
(l)    other Investments by the Borrower or any of its Subsidiaries so long as, (A) no event of Default has occurred and is continuing or would result therefrom and (B) after giving effect thereto on a pro forma basis, the Senior Secured Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent is not more than 3.25 to 1.00;
(m)    Investments made as a result of the receipt of non-cash consideration from Disposition, of any asset in compliance with Section 6.05;

(n)    Investments in Joint Ventures or non-Loan Parties in an aggregate amount for all Investments under this clause (n) not exceeding $50 million;
(o)    payroll, travel and similar advances to directors and employees of the Borrower or any Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or such Subsidiary for accounting purposes and that are made in the ordinary course of business;
(p)    Investments consisting of loans, advances, intercompany balances, or other extensions of credit arising under cost-plus, cost-sharing or other similar agreements, in each case, entered into in ordinary course of business;
(q)    Investments consisting of asset’s held in the name of Borrower or any of its Subsidiaries for the benefit of its employees in connection with retirement and equivalent benefits of current or former employees; and
(r)    in addition to investments otherwise expressly permitted by this Section 6.04, investments, loans and advances by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $70 million during the term of this Agreement.
SECTION 6.05     Asset Dispositions; Sale and Leaseback Transactions.
(a)    No Loan Party will, nor will it permit any Subsidiary to, make any Disposition except:
(i) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(ii) Dispositions of inventory in the ordinary course of business;
(iii) non-exclusive licenses of intellectual property or an assignment of, the right to commercialize intellectual property (including the rights to make, have made, use, sell, offer for sale and import intellectual property and any associated goodwill) and other licenses, sub-licenses and other similar arrangements entered into in the ordinary course of business;
(iv) Dispositions of equipment or real property to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property or (B) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(v) Dispositions of property by Borrower to any Subsidiary and by any Subsidiary to Borrower or any other Subsidiary; provided, that if such property is subject to any Lien under any Collateral Document prior to any such Disposition, such property shall remain subject to valid and perfected Liens under the Collateral Documents after such Disposition;
(vi) Dispositions permitted by Sections 6.03, 6.04, 6.05(b), 6.07 and 6.08;
(vii) Dispositions of overdue accounts receivable solely in connection with the collection or compromise thereof;
(viii) Dispositions pursuant to operating leases (not in connection with any sale and leaseback transactions or other Capital Lease Obligations) entered into in the ordinary course of business;

(ix) Dispositions of property and assets subject to condemnation and casualty events;
(x) Dispositions of cash and Cash Equivalents in the ordinary course of business; and
(xi) Dispositions by Borrower and any Subsidiary not otherwise permitted under this Section 6.05(a); provided, that (A) at the time of such Disposition, no Default shall exist or would result from such Disposition and (B) the aggregate fair market value of all property Disposed of in reliance on this subclause (xi) in any fiscal year (or in the case of any Disposition for which the fair market value cannot reasonably be determined, the aggregate purchase price therefor) shall not exceed $30 million;
provided, however, that any Disposition pursuant to Section 6.05(a)(i) through (a)(iv), Section 6.05(a)(vi) (except insofar as it relates to any transaction solely between the Borrower and any Subsidiary or Section 6.07), Section 6.05(a)(vii) (except to the extent determined by the applicable Person making such Disposition in good faith to be appropriate in accordance with its usual practice) and Section 6.05(a)(xi) shall be for fair market value (or, in respect of Section 6.05(a)(xi), where the fair market value cannot reasonably be determined, such disposition shall otherwise be in accordance with the terms of Section 6.05(a)(xi)).
(b)    No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any owned property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any newly acquired fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the purchase price of such fixed or capital asset and is consummated within one hundred eighty (180) days after the completion of the acquisition or construction of such fixed or capital asset.
SECTION 6.06     Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including foreign currency exchange risks) to which the Borrower or any Subsidiary has actual or reasonably anticipated exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, and (c) Permitted Equity Derivatives.
SECTION 6.07     Restricted Payments; Prepayments of Junior Debt.
(a)    No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(i)(A) the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock, and (B) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;
(ii)Restricted Payments (including through the purchase of Permitted Equity Derivatives), so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) after giving effect thereto on a pro forma basis (in the case of Permitted Equity

Derivatives, measured at the time such Permitted Equity Derivative is purchased), the Senior Secured Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent is not more than 3.00 to 1.00;
(iii)issuances of Equity Interests to sellers of Permitted Acquisitions in satisfaction of obligations of the type described in Section 6.01(j);
(iv)the purchase of any Permitted Equity Derivatives in connection with the issuance of any Convertible Debt permitted under Section 6.01 (and the replacement of any such Permitted Equity Derivatives); provided, that the purchase price for such Permitted Equity Derivatives, net of any proceeds relating to any concurrent sale or termination of any Permitted Equity Derivatives, in respect of any such Convertible Debt does not exceed the net cash proceeds from such issuance of Convertible Debt;
(v)the settlement or termination of any Permitted Equity Derivatives; provided, that the entry into such Permitted Equity Derivative was not prohibited by this Agreement;
(vi)cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Borrower or a Subsidiary;
(vii)repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Equity Interests represents a portion of the exercise, conversion or exchange price thereof and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);
(viii)the Borrower may repurchase, redeem, retire or otherwise acquire for value Equity Interests (including any stock appreciation rights in respect thereof) of the Borrower from current or former employees, officers, directors or consultants; provided, that the aggregate annual cash payments in respect of such repurchases, redemptions, retirements and acquisitions shall not exceed $10 million in any fiscal year; and
(ix)Restricted Payments consisting of the issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests) and cash for any fractional shares.
(b)    No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Junior Debt, except:
(i) payment of regularly scheduled interest, expenses and indemnities as and when due in respect of any Junior Debt permitted under Section 6.01;
(ii) refinancings of any Junior Debt to the extent permitted by Section 6.01(f);

(iii) purchases and other payments of any Junior Debt made solely with the proceeds or in the form of Equity Interests of the Borrower together with cash for any fractional shares and cash for any accrued but unpaid interest and any premium payable in connection therewith;
(iv) cash settlement upon any conversion of Convertible Debt in accordance with the terms thereof in an aggregate amount not to exceed the principal amount thereof (and cash for any fractional shares);
(v) purchases, redemptions and other payments of any Junior Debt, so long as (A) no Event of Default has occurred and is continuing or would result therefrom and (B) after giving effect thereto on a pro forma basis, the Senior Secured Net Leverage Ratio for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent is not more than 3.00 to 1.00;
(vi) payments of principal and interest of Convertible Debt upon maturity thereof; and
(vii) purchases, redemptions and other payments of any Convertible Debt, subject to Borrower being in pro forma compliance with the Financial Covenant for the most recently ended Reference Period for which financial statements have been (or were required to be) delivered to the Administrative Agent.
SECTION 6.08     Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.07, (d) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans), indemnification arrangements, (e) severance and reimbursement of reasonable and documented costs paid to members of the board of directors of any Loan Party or any of its Subsidiaries and (f) transactions described in Schedule 6.08.
SECTION 6.09     Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; except for: (i) such encumbrances or restrictions existing under or by reason of applicable law or any Loan Document; (ii) restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but not including any amendment or modification materially expanding the scope of any such restriction or condition); (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or other property pending such sale, provided such restrictions and conditions apply only to the Subsidiary or other property that is to be sold and such sale is permitted hereunder; (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness; (v) customary provisions in leases and other contracts restricting the assignment thereof; (vi) customary restrictions contained in any licenses; (vii) without affecting the Loan Parties’ obligations under Section 5.09, customary provisions in the organizational documents of a Person or asset sale or stock sale agreements or similar agreements which restrict the transfer of ownership in such

Person; (viii) in the case of any joint venture permitted hereunder with a Person that is not a Loan Party, restrictions in such Person’s organizational documents or pursuant to any joint venture agreement or stockholders agreement solely to the extent of the Equity Interests of or property held in the subject joint venture; (ix) restrictions imposed by any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (x) without affecting the Loan Parties’ obligations under Section 5.09, any agreement in effect at the time a Person becomes a Subsidiary of the Borrower (including any amendments thereto that are otherwise permitted by the Loan Documents and that are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing), so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower and imposes restrictions only on such Person and its assets; (xi) restrictions on cash or other deposits required by suppliers or landlords under contracts entered into in the ordinary course of business; (xii) without affecting the Loan Parties’ obligations under Section 5.09, restrictions imposed solely on Foreign Subsidiaries pursuant to any Swap Agreement entered into by the Borrower or any Subsidiary and permitted pursuant to Section 6.06; or (xiii) customary restrictions or conditions pursuant to any Indebtedness incurred pursuant to Section 6.01(s).
SECTION 6.10    Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary (a) to, amend, modify or waive any of its rights under its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, (b) to voluntarily amend, voluntarily modify or waive any provision of any documentation relating to any Convertible Debt or (c) to, amend, modify or waive any provisions of any Junior Debt, in each case of the foregoing (a) through (c), to the extent any such amendment, modification or waiver would be materially adverse to the rights or remedies of the Administrative Agent or the Lenders under the Loan Documents.

SECTION 6.11    Financial Covenant. The Loan Parties will not permit the Senior Secured Net Leverage Ratio, determined for the Reference Period ending on the last day of each fiscal quarter, to be more than 3.50 to 1.00; provided, that at the election of the Borrower and upon notice to the Administrative Agent, the maximum Senior Secured Net Leverage Ratio permitted under this Section 6.11 shall be increased to 4.00 to 1.00 as of the end of a Specified Quarter and the three consecutive fiscal quarters ending immediately following such Specified Quarter (the “Adjusted Covenant Period”) (it being understood and agreed that following the end of the Adjusted Covenant Period, the maximum Senior Secured Net Leverage Ratio permitted under this Section 6.11 shall revert to 3.50 to 1.00 as of the end of each subsequent fiscal quarter until another Adjusted Covenant Period (if any) occurs pursuant to the terms and conditions described in this Section 6.11); provided, further, that (i) there shall only be two (2) Adjusted Covenant Periods during the term of this Agreement and (ii) there shall be at least two (2) full fiscal quarters between Adjusted Covenant Periods.

ARTICLE VII

EVENTS OF DEFAULT
If any of the following events (each an “Event of Default”) shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been materially incorrect when made or deemed made (unless, in the case of any such representation and warranty made pursuant to Section 3.13 of this Agreement or Section 3.1 of the Security Agreement, such misstatement was made with respect to Collateral having a book value not exceeding $10 million);
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to maintaining a Loan Party’s existence), 5.08, 5.09(a) or 5.09(b) or in Article VI;
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article VII) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);
(f)    any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period;
(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (ii) with respect to any Material Indebtedness consisting of Swap Agreements, termination events or equivalent events pursuant to the terms of such Swap Agreements and not as a result of any default thereunder by the Borrower or any of its Subsidiaries, (iii) any conversion or exchange of any Convertible Debt and any conversion or exchange trigger that results in such Convertible Debt becoming convertible or exchangeable, as applicable and (iv) to the extent repaid in full upon consummation of the related Permitted Acquisition, any Specified Material Indebtedness;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days (or ninety (90) days in the case of any Material Foreign Subsidiary) or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    any Loan Party or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    one or more judgments for the payment of money in an aggregate amount in excess of $75 million (not paid or fully covered by insurance company as to which the relevant insurance company has acknowledged coverage) shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party to enforce any such judgment;
(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in aggregate liability of the Borrower and its Subsidiaries in excess of $75 million;
(m)    a Change in Control shall occur;
(n)    the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;
(o)    (i) any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby (other than with respect to Collateral collectively having a book value not exceeding $10 million), except (A) as permitted by the terms of any Collateral Document or other Loan Document or (B) (1) as a result of the Administrative Agent no longer having possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Documents, or (2) as a result of a Uniform Commercial Code filing having lapsed because a Uniform Commercial Code continuation statement was not filed in a timely manner, (ii) any material provision of any Collateral Document shall fail to remain in full force or effect or (iii) any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or
(p)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.
ARTICLE VIII

THE ADMINISTRATIVE AGENT
SECTION 8.01     Appointment. Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders (including the Issuing Bank), and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
SECTION 8.02     Rights as a Lender. The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any Subsidiary of a Loan Party or other Affiliate thereof as if it were not the Administrative Agent hereunder.
SECTION 8.03     Duties and Obligations. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “lead arranger,” “bookrunner” or other similar term shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
SECTION 8.04     Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05     Actions through Sub-Agents. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 8.06     Resignation. Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a commercial bank or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor, unless otherwise agreed by the Borrower and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided, that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided, that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article VIII, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.
SECTION 8.07     Acknowledgements of Lenders and Issuing Banks.
(a)    Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.
(b)    (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(ii)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.
(iv)Each party’s obligations under this Section 8.07(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 8.08     Not Partners or Co-Venturers; Administrative Agent as Representative of the Secured Parties.
(a)    The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
(b)    In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code. Each Lender (and other Secured Party by its acceptance of the benefits of the Loan Documents) authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender (and other Secured Party by its acceptance of the benefits of the Loan Documents) agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.
SECTION 8.09     Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or the Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender

(including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)    The Administrative Agent, and the Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01    Notices.
(a)    Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)if to any Loan Party, to the Borrower at:
Etsy, Inc.
117 Adams St.
Brooklyn, NY 11201
Attention: Rachel Glaser, Chief Financial Officer
Cc: Denny Price VP, Tax and Treasury; Colin Stretch, Chief Legal Officer and Corporate Secretary
E-mail Address: XXXXXXXX
with a copy to:

Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
Attention: Gian-Michele a Marca
E-mail Address: XXXXXXXX
Fax Number: (415) 693-2222

(ii)if to the Administrative Agent, to JPMorgan Chase Bank, N.A. at:
JPMorgan Chase Bank, N.A.,
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Attention: Loan and Agency Servicing
Email: XXXXXXXX
with a copy to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10036
Attention: Justin D. Lee
E-mail Address: XXXXXXXX
Fax Number: (212) 310-8007;
(iii)if to JPMorgan, in its capacity as Issuing Bank, to it at:
JPMorgan Chase Bank, N.A.,
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Attention: LC Agency Team
Tel: 800-364-1969
Fax: 856-294-5267
Email: XXXXXXXX
with a copy to:
JPMorgan Chase Bank, N.A.
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Attention: Loan and Agency Servicing
Email: XXXXXXXX
(iv)if to JPMorgan, in its capacity as Swingline Lender, to it at:
JPMorgan Chase Bank, N.A.,
131 S Dearborn St, Floor 04
Chicago, IL, 60603-5506
Attention: Loan and Agency Servicing
Tel: 800-364-1969
Email: XXXXXXXX
(v)if to any other Lender, to it at its address, e-mail address or fax number set forth in its Administrative Questionnaire.
All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent; provided, that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (iii) delivered through Electronic Systems to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.
(c)    Any party hereto may change its address, fax number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.
(d)    Electronic Systems.
(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s, or the Administrative Agent’s transmission of communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section 9.01, including through an Electronic System.

SECTION 9.02     Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, any Swingline Lender, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, any Swingline Lender, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan (including any Swingline Loan) or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as provided in Section 2.22 (with respect to any commitment increase), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided, that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender), (iv) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) change any of the provisions of this Section 9.02 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender), (vi) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (vii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise expressly permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender) or (viii) except as provided in clauses (c) and (d) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, Swingline Lenders or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, Swingline Lenders or the Issuing Banks, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent and the Issuing Banks). The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04.
(c)    The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any

Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interest of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided, that the Administrative Agent may, in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $5 million during any calendar year without the prior written authorization of the Required Lenders (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.
(d)    If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided, that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(e)    Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency. A copy of any such amendment, modification or supplement shall be promptly delivered by the Administrative Agent to each Lender.
(f)    From time to time, upon the Borrower’s request, the Lenders party hereto may agree to amend this Agreement to implement the ability for the Borrower to borrow in currencies (other than Dollars) and other modifications related thereto; provided, that (i) any such modifications shall be subject to the current policies and procedures of each such Lender and (ii) each Lender may elect to approve such changes in its sole discretion (it being understood that no such additional currencies will be added without the approval of each Lender).
SECTION 9.03     Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lead Arranger and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of one outside counsel and one local counsel in each relevant jurisdiction for the Administrative Agent and Lead Arranger (and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) and any other counsel retained with the Borrower’s consent, such consent not to be unreasonably withheld or delayed), in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System) of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, Swingline Lenders, any Issuing Bank or any Lender, including the fees, charges and disbursements of any outside counsel for the Administrative Agent, Swingline Lenders, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Borrower under this Section 9.03 include, without limiting the generality of the foregoing, costs and expenses incurred in connection with:
(i)taxes, fees and other charges for (A) lien searches and (B) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;
(ii)sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and
(iii)forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrower as Loans or to another deposit account, all as described in Section 2.18(c).
(b)    The Borrower shall indemnify the Administrative Agent, Swingline Lenders, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (except for taxes, which shall be covered by Section 2.17), including the reasonable and documented fees, charges and disbursements of one counsel for all Indemnitees (and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel (and, if reasonably necessary, one firm of local counsel in each relevant jurisdiction) to each group of affected Indemnitees similarly situated taken as a whole and any other counsel retained with the Borrower’s consent, such consent not to be unreasonably withheld or delayed), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan (including any Swingline Loan) or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from any dispute solely among Indemnitees and does not involve any act or omission by any Loan Party or any of their Subsidiaries (other than claims against the Administrative Agent, Swingline Lenders and Issuing Banks in their respective capacities as such). This Section 9.03 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under clause (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.
(d)    To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee for any damages arising from the use by unintended recipients of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except as determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(e)    No Indemnitee nor any Loan Party shall be liable on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan (including any Swingline Loan) or Letter of Credit or the use of the proceeds thereof; provided, that nothing in this clause (e) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(f)    All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.
SECTION 9.04     Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, Swingline Lenders, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)the Borrower; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, and provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)the Administrative Agent;
(C)the Swingline Lenders; and
(D)the Issuing Banks.
(ii)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans (including any Swingline Loans), the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5 million unless each of the Borrower and the Administrative Agent otherwise consent; provided, that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the tax forms required by Section 2.17(f); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
(iii)Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04.
(iv)The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices located in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Loans, LC Disbursements and other Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to any applicable electronic platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee and tax forms referred to in clause (b) of this Section 9.04 and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank of the Swingline Lenders, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including any Swingline Loans) owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent, the Swingline Lenders, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender shall have provided the Borrower with prior written notice of any such participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f)) (it being understood that the documentation required of Lenders (including for this purpose, such Participant) under Section 2.17(f) shall be delivered by the Participant solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant (1) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under clause (b) of this Section 9.04; and (2) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, LC Disbursements or other Obligations under this Agreement or any other Loan Document (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person (other than the Borrower to the extent required in clause (D) of the proviso to clause (c) above) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05     Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 9.06     Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)    Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07     Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or such Loan Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application; provided, that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09     Governing Law; Jurisdiction; Consent to Service of Process.
(a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the laws of the State of New York.
(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto agrees that the Administrative Agent and the Secured Parties retain the right to bring proceedings against any Loan Party in the courts of any other jurisdiction solely in connection with the exercise of any rights under any Collateral Document. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10     WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ respective officers, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the transactions contemplated hereby and are informed of the confidential nature of such information, (b) upon the request or demand of any regulatory authority having jurisdiction over it or any of its Affiliates (in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination or regulatory authority), it, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower promptly thereof), (c) pursuant to the order of any court or administrative agency, in any pending legal, judicial or administrative proceeding or as otherwise required by applicable law or regulation or as requested by a governmental authority (in which case (except with respect to any audit or examination conducted by bank accountants or any bank or other regulatory authority exercising examination or regulatory authority), it, to the extent practicable and permitted by law, rule or regulation, agrees to inform the Borrower promptly thereof), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12 or otherwise reasonably acceptable to the Borrower, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (and any of their respective advisors) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower, (h) to holders of Equity Interests in the Borrower, (i) to the extent that such information is independently developed by it or its Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 9.12, (j) for purposes of establishing a “due diligence” defense, (k) to ratings agencies or (l) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12, or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means all information received from the Borrower relating to the Borrower or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided, that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 9.13    Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.
SECTION 9.14    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.
SECTION 9.15    Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.
SECTION 9.16    Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.
SECTION 9.17    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
SECTION 9.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability;
(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.20    Amendment and Restatement. This Agreement is an amendment and restatement of the Original Credit Agreement, it being acknowledged and agreed that as of the Effective Date all obligations outstanding under or in connection with the Original Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute obligations under this Agreement. This Agreement is in no way intended to constitute a novation of the Original Credit Agreement or the Existing Obligations. With respect to (i) any date or time period occurring and ending prior to the Effective Date, the Original Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents. From and after the Effective Date, any reference to the Original Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Agreement, and the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Original Credit Agreement.
SECTION 9.21    Resignation and Assignment. Each Lender (A) consents to the resignation of Citi as Administrative Agent and Swingline Lender effective immediately prior to the Effective Date, under the Original Credit Agreement and the other Loan Documents, (B) consents to the appointment of JPMorgan as successor Administrative Agent and (C) waives any notice or timing requirements in connection with the resignation of Citi as Administrative Agent and Swingline Lender and assignment to JPMorgan, including the notice and timing requirements set forth in Sections 2.04(f) and 8.06.
SECTION 9.22    Guarantor Consent and Reaffirmation. Each Loan Guarantor hereby (i) consents to the amendment of the Original Credit Agreement effected hereby, (ii) acknowledges and agrees that all of its obligations under the Original Credit Agreement, the Collateral Documents and the other Loan Documents to which it is a party (in each case, to the extent applicable, as amended hereby), are reaffirmed and remain in full force and effect, (iii) reaffirms (A) each Lien granted by it to the Administrative Agent for the benefit of the Secured Parties and (B) any guarantee made by it pursuant to the Loan Guaranty, (iv) acknowledges and agrees that the grant of a security interest by it as set forth in the Security Agreement and/or any other applicable Collateral Document remains in full force and effect and continues to secure the obligations of the Loan Parties under this Agreement and the other Loan Documents, including the other Secured Obligations, and (v) nothing contained in this Agreement shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or the other Loan Documents, which remain in full force and effect, except as modified hereby.
ARTICLE X

LOAN GUARANTY
SECTION 10.01 Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Banks and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this

Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.
SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, any Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.
SECTION 10.03 No Discharge or Diminishment of Loan Guaranty.
ARTICLE XExcept as otherwise provided for herein, to the fullest extent permitted by applicable law, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Guaranteed Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.
(a)To the fullest extent permitted by applicable law, the obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.
(b)Further, to the fullest extent permitted by applicable law, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Guaranteed Obligations).
SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the indefeasible payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.
SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Banks and the Lenders.
SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Banks and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.
SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent nor any Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.
SECTION 10.08 Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of the Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.
SECTION 10.09 [Section intentionally omitted].

SECTION 10.10 Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.
SECTION 10.11 Contribution.
(a)To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(b)As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.
(c)This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.
(d)The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.
(e)The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
SECTION 10.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party or Loan Guarantor to honor all of its obligations under this Loan Guaranty in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.
BORROWER:
ETSY, INC., a Delaware corporation
By:    /s/ Rachel Glaser
    Name: Rachel Glaser
    Title: Chief Financial Officer
LOAN GUARANTORS:
REVERB HOLDINGS, INC., a Delaware corporation
By:    /s/ Dennis Price
    Name: Dennis Price
    Title: Secretary
REVERB.COM LLC, an Illinois limited liability company
By:    /s/ Dennis Price
    Name: Dennis Price
    Title: Secretary

Signature Page to Etsy Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as Administrative Agent

By:    /s/ Anthony Kardonsky
    Name: Anthony Kardonsky
    Title: Authorized Credit Officer

Signature Page to Etsy Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Lender, Swingline Lender and an Issuing Bank

By:    /s/ Anthony Kardonsky
    Name: Anthony Kardonsky
    Title: Authorized Credit Officer

Signature Page to Etsy Amended and Restated Credit Agreement

CITIBANK, N.A., individually as a Lender and an Issuing Bank

By:     /s/ Ronald Homa
    Name: Ronald Homa
    Title: Director

Signature Page to Etsy Amended and Restated Credit Agreement

GOLDMAN SACHS BANK USA, individually as a Lender

By:     /s/ Jonathan Dworkin
    Name: Jonathan Dworkin
    Title: Authorized Signatory

Signature Page to Etsy Amended and Restated Credit Agreement